Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 of China Recycling Energy Corporation of our report dated March 19, 2013 relating to the financial statements which appear in the 2012 Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

Goldman Kurland and Mohidin, LLP

Encino, California

March 10, 2014